UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2025

HF FOODS GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware State or other Jurisdiction of incorporation )	001-38180 (Commission File No.)	81-2717873 (IRS Employer Identification No)

6325 South Rainbow Boulevard, Suite 420 Las Vegas, Nevada (Address of principal executive offices)	89118 (Zip Code)

Registrant’s telephone number, including area code: (888)-905-0998

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value	HFFG	Nasdaq Capital Market
Preferred Share Purchase Rights	N/A	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.    Entry into a Material Definitive Agreement

On September 25, 2025, HF Foods Group, Inc. (the “Company”) entered into a Sales Agreement (the “Sales Agreement”) with D.A. Davidson & Co. and Roth Capital Partners, LLC (the “Sales Agents”), pursuant to which the Company may sell, from time to time, at its option, shares (the “Shares”) of the Company’s common stock through or to the Sales Agents. The issuance and sale, if any, of shares of the Company's common stock under the Sales Agreement will be pursuant to the Company's registration statement on Form S-3 (File No. 333-281918), which became effective on September 17, 2024, and the related prospectus supplement dated September 25, 2025 (the "Prospectus Supplement"), in each case filed with the U.S. Securities and Exchange Commission (the "SEC"). In accordance with the terms of the Sales Agreement, under the Prospectus Supplement, the Company may offer and sell shares of its common stock having an aggregate offering price of up to $100 million from time to time through the Sales Agents. The Company intends to use the proceeds from any sales for general corporate purposes which may include, among other things, funding capital expenditures, paying for possible acquisitions or the expansion of our business, and general working capital purposes.

The sale, if any, of shares of the Company's common stock under the Sales Agreement will be made by any method permitted that is deemed to be an "at-the-market" equity offering as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), including sales made directly on the Nasdaq Capital Market or any other trading market for the Company's common stock. Subject to the terms and conditions of the Sales Agreement, the Sales Agents will use commercially reasonable efforts to sell the shares of the Company's common stock from time to time, based upon the Company's instructions.

The compensation payable to the Sales Agents shall be up to 3.0% of the gross sales price of the shares sold through or to the Sales Agents pursuant to the Sales Agreement. In addition, the Company will reimburse the Sales Agents for certain expenses incurred in connection with the Sales Agreement, and the Company has agreed in the Sales Agreement to provide indemnification and contribution to the Sales Agents against certain liabilities, including liabilities under the Securities Act.
The Company is not obligated to make any sales of shares of common stock under the Sales Agreement. The offering of common stock pursuant to the Sales Agreement will terminate upon (a) the election of the Sales Agents upon the occurrence of certain adverse events, (b) five business days’ advance notice from the Company to the Sales Agents or five days’ advance notice from any of the Sales Agents to the Company or (c) otherwise by mutual agreement of the parties pursuant to the terms of the Sales Agreement.

The Sales Agreement is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the material terms of the Sales Agreement does not purport to be complete and is qualified in its entirety by reference to the exhibit attached hereto.

The representations, warranties and covenants contained in the Sales Agreement were made solely for the benefit of the parties to the Sales Agreement, and may be subject to limitations agreed upon by the contracting parties. Accordingly, the Sales Agreement is incorporated herein by reference only to provide investors with information regarding the terms of the Sales Agreement and not to provide investors with any other factual information regarding the Company or its business, and should be read in conjunction with the disclosures in the Company’s periodic reports and other filings with the SEC.

The legal opinion of Akerman LLP relating to the shares of common stock being offered pursuant to the Sales Agreement is filed as Exhibit 5.1 to this Current Report on Form 8-K.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy the common stock discussed herein, nor shall there be any offer, solicitation, or sale of the common stock in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
5.1	Opinion of Akerman LLP
10.1	Sales Agreement, by and among HF Foods Group Inc., D.A. Davidson & Co. and Roth Capital Partners, LLC, dated September 25, 2025*
23.1	Consent of Akerman LLP (contained in Exhibit 5.1)
99.1	Press Release, dated September 25, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*Certain portions of this exhibit have been omitted in accordance with Regulation S-K Item 601(b)(10)(iv) because they are both (i) not material to investors and (ii) the type of information that the Company customarily and actually treats as private or confidential, and have been marked with ‘‘[***]’’ to indicate where omissions have been made. The Company agrees to furnish supplementally an unredacted copy of the exhibit to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HF FOODS GROUP INC.

Date: September 25, 2025	/s/ Cindy Yao
Cindy Yao
Chief Financial Officer